Exhibit 10.1

TERMS

-	Raj will retire as Akorn CEO effective December 31, 2018 11:59 PM;

-	The Company announced the hiring of a new CEO effective January 1, 2019;

-	Raj will serve in an advisory role to the Company and will be reasonably available to the Board and the Management team to provide transition, consulting and litigation related support from January 1, 2019 through March 31, 2019 pursuant to a separate consulting or other agreement.

Raj and the Company are parties to an employment agreement, as amended, and agree to modify certain terms of that agreement as follows, with all other unmodified terms remaining in effect:

a.	Retirement and Severance: Raj’s employment with Akorn will terminate effective December 31, 2018, 11:59PM. Raj is entitled to severance benefits under Raj’s employment agreement as though Raj resigned for good reason (i.e., 1 year severance as described in Raj’s employment agreement) and further, Akorn will continue to provide life and health insurance coverage (substantially similar to his health and benefits coverage in effect in December 2018) through December 31, 2020;

b.	Consulting Agreement: Raj and Akorn will endeavor to enter into a separate agreement engaging Raj to serve in a consulting role to Akorn through March 31, 2019;

c.	RSU Vesting Acceleration: In consideration of Raj’s agreeing to provide consulting services, Raj’s unvested restricted stock units will immediately vest on December 31, 2018.

d.	Change of Control Extension: Should Akorn enter into an enter into an agreement that would result in a “change of control” as that term is defined in the referenced employment agreement on or before December 31, 2019 a change of control occurs on or before December 31, 2020, Raj would then receive a severance payment equal to two times the sum of his base salary in effect in December 2018, plus his total bonus opportunity most recently approved under the Company’s annual bonus incentive plan for year 2018 and would be eligible to receive payment of life and health insurance coverage for a period of 24 months following a change in control.

These terms are hereby agreed to and binding between the parties and failure of the parties to enter into any formal agreements memorializing the terms shall not affect their validity.

Akorn, Inc.	Raj Rai
/s/Alan Weinstein	/s/ Raj Rai
December 27, 2018	December 27, 2018